Exhibit 2A - Charter of Company

1     Article: FORMATION

1.1     Already Formed. This corporation was formed by Nayana Kulkarni, Esq., whose address is c/o The Kulkarni Law Group, P.C., 1129 Northern Boulevard, Suite 404, Manhasset, New York 11030, being at least 18 years of age, under the general laws of the State of Maryland. At this juncture, the corporation is managed by its initial Board of Directors, as indicated in Section 6.2.

2     Article: NAME

2.1     The name of this corporation is RAD Diversified REIT, Inc.

3     Article: PURPOSES

3.1     The purpose for which this corporation is formed is to engage in the ownership of real property and any other lawful act or activity for which corporations may be organized under the Maryland General Corporation Law as now or hereinafter in force ("MGCL"). Without limiting the generality of such purpose, business and objects, at such time or times as the Board of Directors of the Corporation determines that it is in the interests of the Corporation and its stockholders that the Corporation engage in the business of, and conduct its business and affairs so as to qualify as, a real estate investment trust ("REIT'), as that phrase is defined in the Internal Revenue Code of 1986, as amended ("the Code"), and comply with all provisions of the Code applicable to REITs, and all regulations, rulings and cases promulgated or decided thereunder ("REIT Provisions of the Code"), then the purpose of the Corporation shall be to engage in the business of such a real estate investment trust, but this reference to such purpose shall not make unlawful or unauthorized any otherwise lawful act or activity that the Corporation may take that is inconsistent with such purpose.

4     Article: Principal Office and Resident Agent

4.1     Principal Office. The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202, but the Corporation may maintain an office or offices in such other place or places as may be from time to time fixed by its Board of Directors.

4.2     Registered Agent. The name of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company and the address is 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The registered agent is a Maryland corporation.

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5     Article: CAPITAL STOCK

5.1     Authorized Capital. The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) ("Shares"), all of which shall be shares of common stock having a par value of $.001 per share ("Common Stock") (or shares of one or more classes of "Excess Common Shares" as provided in Section 7.4 hereof) . The Common Stock is sometimes referred to as the "Capital Stock". The aggregate par value of all Shares of Capital Stock shall be one hundred thousand dollars ($100,000.00). The Board or Directors, with the approval of a majority of the entire Board and subject to approval of 2/3 of the Shares of record as maintained in the books and records of the Corporation or its transfer agent (hereinafter, the "Stockholders"), may amend these Articles of Incorporation, as amended from time to time (hereinafter, the "Charter") from time to time to increase or decrease the aggregate number of Shares that the Corporation has authority to issue.

5.2     Description of Common Stock. Prior to issuance, the Board of Directors of the Corporation is authorized, subject to approval of 2/3 of the Shares of record as maintained in the books and records of the Corporation or its transfer agent (hereinafter, the "Stockholders"), to fix the designation, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the shares of common stock. This authority of the Board of Directors with respect to common stock shall include, but not be limited to, a determination of the following:

5.2.1     The number of shares of common stock;

5.2.2     The dividend rate on the shares of common stock, whether dividends shall be cumulative, and if so, from which date or dates;

5.2.3     Whether or not the common Shares shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

5.2.4     Whether the common stock shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of Shares, and, if so, the terms and amounts of such sinking funds;

5.2.5     The right of the Shares to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation, upon the issuance of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation of any outstanding stock of the Corporation;

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5.2.6     The right of the Shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

5.2.7     Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of the common stock.

5.2.8     Rights Upon Liquidation. In the event of any voluntary of involuntary liquidation, dissolution or winding up, or any Distribution of the assets, the aggregate assets available for Distribution to holders of the Common Stock shall be determined in accordance with applicable law. Each holder of Common Stock shall be entitled to receive, ratably with each other holder of Common Stock, that portion of such aggregate assets available for Distribution as the number of outstanding Shares of Common Stock held by such holder bears to the total number of outstanding Common Stock then outstanding.

5.2.9     Voting Rights. Except as may be provided otherwise in the Charter the holders of the Common Stock shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders. Each share of common stock shall have one vote per Share on all matters upon which Stockholders are entitled to vote. Shares of Common Stock shall not have cumulative voting rights.

5.3     Amendment to Charter. The Board of Directors is authorized, subject to approval of 2/3 of the Shares of record as maintained in the books and records of the Corporation or its transfer agent (hereinafter, the "Stockholders"), to cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland.

5.4     Issuance of Shares without Certificates. The Board of Directors may authorize the issuance of Shares of Capital Stock without certificates. The Corporation shall continue to treat the holder of uncertificated Capital Stock registered on its stock ledger as the owner of the shares noted therein until the new owner delivers a properly executed form provided by the Corporation for that purpose.

5.5     Distribution Rights. The Stockholders shall be entitled to receive such dividends and other Distributions, in cash or other assets of the Corporation (including securities of the Corporation) or from any other source, as may be authorized by the Board of Directors and declared by the Corporation out of funds legally available therefor. The Board of Directors shall endeavor to authorize, and the Corporation shall endeavor to declare and pay, such dividends and other Distributions as shall be necessary for the corporation to qualify as a real estate investment trust under the REIT Provisions of the Code; provided, however, the Stockholders shall have no right to any dividend or Distribution unless and until authorized by the Board of Directors and declared by the Corporation. For purposes hereof, "Distribution" means any distribution (as such term is defined in Section 2-301 of the MGCL) of money or other property, pursuant to this Section, by the Corporation to the holders of Capital Stock, including distributions that may constitute a return of capital for federal income tax purposes.

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5.6     Dividend Reinvestment Plans. The Board of Directors may establish, from time to time, a dividend reinvestment plan or plans. Under any dividend reinvestment plan:

5.6.1     all material information regarding dividends to the holders of Common Stock and the effect of reinvesting such dividends, including the tax consequences thereof, shall be provided to the Stockholders upon subscription for Common Stock or Preferred Stock, as applicable, and

5.6.2     the Stockholder participating in such plan shall have a reasonable opportunity to withdraw from the plan not less often than annually after receipt of detailed information concerning such plan.

5.7     Redemption of Stock. The Board of Directors may establish, from time to time, a share redemption plan or plans, with such terms, conditions and limitations relating to redemption of shares as the Board of Directors, in its discretion, may adopt from time to time and any alteration, amendment or change with respect to any such share redemption program may be taken by the Board or Directors, by majority vote without any action required by the Stockholders.

5.8     Limitation of Preemptive and Appraisal Rights. No stockholder of the Corporation shall have any preferential or preemptive right to acquire additional shares of stock of the Corporation except to the extent that, and on such terms as, the Board of Directors from time to time may determine.

5.9     Charter and Bylaws. The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws. The Corporation shall adopt Bylaws which shall provide for, among other things:

5.9.1     the number, qualification, election, classification, terms of office, powers and duties of the Board of Directors and for such committees as may be determined to be necessary or desirable;

5.9.2     the qualification, rights, duties, and meetings of the Board of Directors and Stockholders of the Corporation and for the quorum at such meetings;

5.9.3     the designation and selection of officers and their number, terms of office, rights, powers and duties; and

5.9.4     for other matters relating to governance of the Corporation.

6     Article: DIRECTORS

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6.1     Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The Corporation shall have a Board of Directors consisting initially of three (3) Directors, which number may be increased or decreased by the Board of Directors in accordance with the Bylaws of the Corporation from time to time, but shall not be less than the number required by the MGCL. The Directors shall also have the power to fill any vacancy, whether resulting from an increase in the number of Directors or otherwise, on the Board of Directors, in the manner provided in the Bylaws. Each vacancy on the board of directors of a corporation may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum and any Director elected to fill a vacancy shall serve for the remainder of the directorship in which such vacancy occurred.

6.2     Initial Directors. The names of the initial directors of the Corporation are: Brandon Mendenhall, Amy Vaughn and Randle Bowling. Each director shall hold office until the next annual meeting of stockholders and until such director's successor, if any, shall have been duly elected and qualified. Directors may be elected to an unlimited number of successive terms.

6.3     Removal of Directors. A director may be removed from office only for cause and then only at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of not less than a majority of the votes entitled to cast generally in the election of Directors. For purposes of this paragraph, "cause" shall mean, with respect to any particular Director, conviction of a felony or final judgment of a court of competent jurisdiction holding that such Director caused demonstrable material harm to the Corporation through bad faith or active and deliberate dishonesty.

6.4     General. The Board of Directors may take any action that, in its sole judgment and discretion, is necessary or desirable to conduct the business of the Corporation. The Chatter shall be construed with a presumption in favor of the grant of power and authority to the Board of Directors. Any construction of the Charter or determination made in good faith by the Board of Directors concerning its power and authority shall be conclusive.

6.5     Advisor and Management Agreements. Subject to such conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person or entity whereby, subject to the supervision and control of the Board of Directors, any such other person or entity shall render or make available to the Corporation, managerial, investment, advisory, and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) (each, an "External Manager") upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the Compensation payable thereunder by the Corporation to such External Manager).

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6.6     REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; provided, however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on ownership and transfers of Capital Stock set forth in Article 7 is no longer required for REIT qualification.

6.7     Determinations by the Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its Capital Stock:

6.7.1     the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its Capital Stock or the payment of other distributions on its Capital Stock;

6.7.2     the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets;

6.7.3     the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged);

6.7.4     the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation;

6.7.5     any matters relating to the acquisition, holding and disposition of any assets by the Corporation;

6.7.6     any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including of the terms, conversion or other rights, voting powers or rights, restrictions, limitations or qualifications as to dividends or redemptions or any other Distribution) or the Bylaws;

6.7.7     any interpretation of the terms and conditions of one or more agreements with any person or entity; or

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6.7.8     any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors;

provided, however, that any determination by the Board of Directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Director shall be liable for making or failing to make such determination.

7     Article: PROVISIONS FOR DEFINING, LIMITING, AND REGULATING CERTAIN POWERS OF THE CORPORATION AND THE BOARD OF DIRECTORS AND STOCKHOLDERS

In carrying on its business, or for the purpose of attaining or furthering any of its objects, the Corporation shall have all of the rights, powers and privileges granted to corporations by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do as now or hereafter authorized by law, either alone or in partnership or conjunction with others. In furtherance and not in limitation of the powers conferred by statute and for purposes of defining, limiting, and regulating such powers, the rights and powers of the Corporation and of the Directors and stockholders and shall include the following:

7.1     Issuance of Stock. The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its Capital Stock or securities convertible into shares of its Capital Stock for such consideration as the Board of Directors may deem advisable.

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7.2     Stockholder Information. Each Stockholder shall upon demand of the Corporation disclose to the Corporation in writing such information with respect to direct and indirect ownership of shares of Capital Stock owned (or deemed to be owned, after applying rules referred to in Subsection 7.4.1 and any other rules applicable to REITs under the REIT Provisions of the Code) as the Board of Directors in its discretion deems reasonably necessary or appropriate in order that the Corporation may fully comply with the REIT Provisions of the Code or the requirements of any taxing authority or governmental agency or the requirements of state or federal securities laws and regulations.

7.3     Transferee Information. Whenever the Board of Directors deems it reasonably necessary to protect the tax status of the Corporation as a REIT, the Board of Directors may require a statement or affidavit from each stockholder or proposed transferee of stock setting forth the number of shares of Capital Stock of each class already owned (actually or beneficially) by such proposed transferee and any related person specified in the form reasonably prescribed by the Board of Directors for that purpose. If, in the opinion of the Board of Directors, any transfer may jeopardize the qualification of the Corporation as a REIT, the Board of Directors may refuse to permit the transfer of such stock to the proposed transferee. All contracts for the sale or other transfer of Capital Stock shall be subject to this provision and to all other provisions of this Charter.

7.4     Limit on Ownership: Excess Shares.

7.4.1     Excess Shares. Except as otherwise provided by Section 7.4.5, no person shall at any time directly or indirectly acquire or hold beneficial ownership in the aggregate of more than the percentage limit ("Ownership Limit") set forth in Section 7.4.2 of the outstanding shares of Capital Stock of the Corporation. Such shares of Common Stock held by a stockholder over the Ownership Limit, including any shares of Common Stock that would exceed the Ownership Limit if stock was redeemed in accordance with Section 7.4.5 (but excluding any shares exempted by the Board of Directors in accordance with Section 7.4.6), are herein referred to as "Excess Common Shares." The Excess Common Shares are sometimes referred to collectively as the "Excess Shares." For purposes of this Section 7.4, a person shall be deemed to be the beneficial owner of the stock that such person

7.4.1.1     actually owns;

7.4.1.2     constructively owns after applying the rules of Section 544 of the Code as modified in the case of a REIT by Sections 857(a)(6) and 856(b) of the Code; or

7.4.1.3     has the right to acquire upon exercise of outstanding rights, options and warrants, or upon conversion of any securities convertible into stock, if any, if such inclusion will cause such person to own more than the Ownership Limit.

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7.4.2     Ownership Limit. For purposes of this Section 7.4, the Ownership Limit shall be the number of shares of Capital Stock that, in the aggregate, equal 9.8% of the number or value of the then outstanding shares of Capital Stock.

7.4.3     Right to Refuse. If, in the opinion of the Board of Directors, which shall be binding upon any prospective acquirer of shares, any proposed transfer or issuance would jeopardize the status of the Corporation as a real estate investment trust under the REIT Provisions of the Code, the Board of Directors shall have the right, but not the duty, to refuse to permit such transfer or issuance or refuse to give effect to such transfer or issuance and to take any action to void any such issuance or cause any such transfer not to occur.

7.4.4     Excess Shares Limitations. The Corporation, at the direction of the Board of Directors, in its sole discretion, may choose to accumulate all distributions and dividends payable upon the Excess Shares of any particular Stockholder in a non-interest bearing escrow account the proceeds of which shall be payable to the holder of the Excess Shares only at such time as such Stock ceases to be Excess Shares.

7.4.5     Redemption of Excess Shares. The Corporation, upon authorization by the Board of Directors, by notice to the holder thereof, may redeem any or all Shares that are Excess Shares (including Shares that remain or become Excess Shares because of the decrease in outstanding shares resulting from such redemption); and from and after the date of giving such notice of redemption ("redemption date") the shares called for redemption shall cease to be outstanding and the holder thereof shall cease to be entitled to dividends, voting rights and other benefits with respect to such Shares excepting only the right to payment by the Corporation of the redemption price determined and payable as set forth in this Section 7.4.5:

7.4.5.1     The redemption price of each Excess Share called for redemption shall be the most recent Net Asset Value of each share.

7.4.5.2     Date of Redemption. Once the Board of Directors determines that an individual or entity is the holder of Excess Shares, it shall set a redemption date and shall redeem the Excess Shares no later than 6 months from said redemption date. No interest shall accrue with respect to the period subsequent to the redemption date to the date of payment associated with the redemption.

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7.4.5.3     Rescission of Redemption. In the event that within 30 days after the redemption date the person from whom the Excess Shares have been redeemed sells (and notifies the Corporation of such sale) a number of the remaining shares owned by him at least equal to the number of such Excess Shares (and such sale is to a Person in whose hands the shares sold would not be Excess Shares), then the Corporation shall rescind the redemption of the Excess Shares if following such rescission such Person would not be the holder of Excess Shares, except that if the Corporation receives an opinion of its counsel that such rescission would jeopardize the tax status of the Corporation as a REIT or would be unlawful in any regard, then the Corporation shall in lieu of rescission make immediate payment of the redemption price.

7.4.6     Notice. As a condition to any transfer and/or registration of transfer on the books of the Corporation of any shares or securities convertible into shares which could result in direct or indirect ownership of shares in excess of the Ownership Limit, as defined in Section 7.4.2, by any person, such prospective transferee shall give written notice to the Corporation of the proposed transfer and shall furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Directors no later than the 15th day prior to any transfer which, if consummated, would result in such ownership.

7.4.7     Violations Void. Notwithstanding any other provision of the Charter to the contrary, any purported acquisition or continued ownership of stock of the Corporation that would:

7.4.7.1     create a direct or indirect owner of Excess Shares;

7.4.7.2     result in the shares of the Corporation being owned by fewer than 100 persons for purposes of the REIT Provisions of the Code;

7.4.7.3     result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code; or

result in the disqualification of the Corporation as a REIT shall be null and void ab initio and the prospective transferee, acquirer or holder thereof shall not be entitled to any rights afforded to owners of shares hereunder.

7.4.8     Exceptions. Shares described in this Section 7.4.8 shall not be deemed to be Excess Shares at the times and subject to the terms and conditions set forth in this Section 7.4.8, as follows:

7.4.8.1     Subject to the provisions of Subsection 7.4.9, shares acquired and held by an underwriter in a public offering of shares, or in a transaction involving the issuance of shares by the Corporation in which the Board of Directors determines that the underwriter or other person or party initially acquiring such shares will make a timely distribution of such shares to or among other holders such that, following such distribution, none of such shares will be Excess Shares.

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7.4.8.2     Subject to the provisions of Subsection 7.4.9, shares which the Board of Directors in its sole discretion may exempt from the Ownership Limit while owned by a person who has provided the Corporation with evidence and assurances acceptable to the Board that the qualification of the Corporation as a REIT would not be jeopardized thereby.

7.4.9     Revocation of Exception. The Board of Directors, in its sole discretion, may at any time revoke any exception in the case of any stockholder pursuant to Subsection 7.4.8.1 or 7.4.8.2, and upon such revocation, the provisions of Subsections 7.4.4 and 7.4.5 shall immediately become applicable to such stockholder and all shares of which such stockholder may be the beneficial owner. The decision to exempt or refuse to exempt from the Ownership Limit ownerships of certain designated shares of stock, or to revoke an exemption previously granted, shall be made by the Board of Directors at its sole discretion, based on any reason whatsoever including, but not limited to, the preservation of the Corporation's qualification as a real estate investment trust.

7.4.10     Discretion of Board. In applying the provisions of this Section 7.4, the Board of Directors may take into account the lack of certainty in the REIT Provisions of the Code relating to the ownership of stock that may prevent a corporation from qualifying as a REIT and may make interpretations concerning the Ownership Limit and Excess Shares and attributed ownership and related matters on as conservative a basis as the Board of Directors deems advisable to minimize or eliminate uncertainty as to the Corporation's qualification or continued qualification as a REIT.

7.4.11     Non-Limit of Board Authority. Nothing contained in this Section 7.4 or in any other provision of the Charter shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the stockholders by preservation of the Corporation's qualification as a REIT under the REIT Provisions of the Code.

7.4.12     Severability. If any provision of this Section 7.4 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions of this Section 7.4 shall not be affected and other application of this provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Section 7.4 may be inconsistent with any other provision of this Charter, Section 7.4 shall be controlling.

8     Article: INVESTMENT OBJECTIVES AND LIMITATIONS

8.1     Investment Objectives. The Corporation's primary investment objectives are to preserve, protect, and enhance the Corporation's assets; while:

8.1.1     paying Distributions as and when declared;

8.1.2     obtaining income primarily through the receipt of minimum annual base rent and increases in rent, and long term gains on the sale of real property;

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8.1.3     acquiring a diversified portfolio of real property interests that will increase in value; and

8.1.4     qualifying and continuing to qualify as a REIT for federal income tax purposes.

The Board of Directors will use their reasonable best efforts to conduct the affairs of the Corporation in such a manner as to qualify and continue to qualify the Corporation for the tax treatment provided in the REIT Provisions of the Code; provided, however, no director, officer, employee or agent of the Corporation shall be liable for any act or omission resulting in the loss of tax benefits under the Code.

8.2     Review of Policies. The Board of Directors shall review the investment policies of the Corporation with sufficient frequency and at least annually to determine that the policies being followed by the Corporation, and implemented in whole or in part by any External manager, at any time are in the best interests of its Stockholders. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of the Board of Directors.

8.3     Investment Limitations. Consistent with the Company's objective of qualifying as a REIT:

8.3.1     The Corporation shall not invest in real estate contracts of sale or other real property assets unless such contracts of sale or other evidence of title are in recordable form and appropriately recorded in the chain of title.

8.3.2     The Corporation will not operate so as to be classified as an "investment company'' under the Investment Company Act of 1940, as amended.

8.3.3     The Corporation will not make any investment that the Corporation believes will be inconsistent with its objectives of qualifying and remaining qualified as a REIT.

The Board of Directors shall review the Corporation's adherence to its investment policies and limitations from time to time and the adherence to such policies and limitations by any External Manager. The Board of Directors, without the approval of any Stockholders, may adopt such changes to the investment policies and limitations of the Corporation as the Board of Directors deems appropriate and in the best interests of the Corporation and its Stockholders.

9     Article: AMENDMENTS

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9.1     Amendments to the Charter. The Corporation reserves the right to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid if approved by the Board of Directors and by the affirmative vote of at least 2/3 of all votes entitled to be cast on the matter.

9.2     Amendments to the Bylaws. Notwithstanding any of the provisions of this Charter or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, the Charter or the Bylaws of the Corporation), the Board of Directors shall have the right and power, subject to the approval of 2/3 of all shares entitled to be cast on the matter, to alter, amend, or repeal the Bylaws of the Corporation.

10     Article: Term

10.1     The period of the existence of the Corporation is to be perpetual.

11     Article: LIMITATION ON PERSONAL LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION

11.1     Limitation of Stockholder Liability. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against, or with respect to the Corporation by reason of his, her or it being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person or entity in connection with the Corporation's assets or the affairs of the Corporation by reason of his, her or it being a Stockholder.

11.2     Limitation of Director and Officer Liability. To the maximum extent that the Maryland law in effect from time to time permits limitation of liability of directors and officers, no present or former Director, officer or External Manager of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

11.3     Indemnification. To the fullest extent permitted by Maryland law and subject to the restrictions set forth in Section 11.4 and Section 11.5, the Corporation shall indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to:

11.3.1     any individual who is a present or former Director or officer of the Corporation;

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11.3.2     any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in such capacity; or

11.3.3     any External Manager acting as an agent of the Corporation (the foregoing persons in (i) through (iii), "Indemnified Persons").

Except as provided in Section 11.4 and Section 11.5, the Corporation shall have the power with the approval of the Board of Directors to provide such indemnification and advancement of expenses to any employee or agent of the Corporation. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. The Board of Directors may take such action as is necessary to carry out this Section 11.3.

11.4     Limitations on Exculpation and Indemnification. Notwithstanding the foregoing, the Corporation shall not provide for indemnification of any Indemnified Person for any liability or loss suffered by any of them, nor shall it exculpate any of them, unless all of the following conditions are met:

11.4.1     Such Indemnified Person was acting on behalf of or performing services for the Corporation.

11.4.2     That the course of conduct that caused the loss or liability was in the best interests of the Corporation, as determined by the Board of Directors.

11.4.3     Such liability or loss was not the result of

11.4.3.1     any proceeding charging improper personal benefit to the Indemnified Person, in which the Indemnified Person was adjudged to be liable on the basis that personal benefit was improperly received; or

11.4.3.2     any proceeding where the Indemnified Person is found by a court of law to be guilty of a felony directly related to his or her or its dealings with the Corporation.

11.5     Limitation on Payment of Expenses. The Corporation shall pay or reimburse reasonable legal expenses and other costs incurred by any Indemnified Persons in advance of the final disposition of a proceeding only if (in addition to the procedures required by the MGCL) all of the following are satisfied:

11.5.1     the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation,

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11.5.2     the legal proceeding was initiated by a third party who is not a Stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and

11.5.3     the Indemnified Person undertakes to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.

The undersigned acknowledge these Articles of Incorporation to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledge that to the best of their knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties of perjury.

IN WITNESS WHEREOF, We the Board of Directors have signed these Articles of Incorporation and acknowledge the same to be our act

By:___________________________          ______________________

Brandon Dutch Mendenhall                       Date

Its: Member of the Board of Directors

By:___________________________          ______________________

Amy Vaughn                                 Date

Its: Member of the Board of Directors

By:___________________________          ______________________

Randle Bowling                            Date

Its: Member of the Board of Directors

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